Kinetik Reports Fourth Quarter and Record Full Year 2024 Financial and Operating Results and Provides 2025 Guidance
•Generated fourth quarter 2024 net income of $16.2 million and Adjusted EBITDA1 of $237.5 million
•Reported full year 2024 net income of $244.2 million, Adjusted EBITDA1 of $971.1 million, and Capital Expenditures2 of $264.5 million
•Announced bolt-on acquisition of natural gas and crude oil gathering systems primarily located in Reeves County, Texas, which closed in January 2025 (“Barilla Draw”)
•Issuing full year 2025 Guidance (“2025 Guidance”):
◦Adjusted EBITDA1 guidance of $1.09 billion to $1.15 billion
◦Capital guidance of $450 million to $540 million, including growth and maintenance Capital Expenditures2 and the previously communicated $75 million of contingent consideration tied to the final cost of the Kings Landing Complex (“Kings Landing”)
HOUSTON and MIDLAND, Texas, February 26, 2025 – Kinetik Holdings Inc. (NYSE: KNTK) (“Kinetik” or the “Company”) today reported financial results for the quarter and year ended December 31, 2024.
2024 Results and Commentary
For the three and twelve months ended December 31, 2024, Kinetik reported net income including non-controlling interest of $16.2 million and $244.2 million, respectively.
Kinetik generated Adjusted EBITDA1 of $237.5 million and $971.1 million, Distributable Cash Flow1 of $155.4 million and $657.0 million, and Free Cash Flow1 of $32.5 million and $410.1 million for the three and twelve months ended December 31, 2024, respectively. For the three and twelve months ended December 31, 2024, Kinetik processed natural gas volumes of 1.74 Bcf/d and 1.64 Bcf/d, respectively.

“2024 was another transformational year for Kinetik,” said Jamie Welch, President & Chief Executive Officer.

“We substantially expanded our footprint and capabilities across the Delaware Basin and enhanced our growth profile through highly strategic and accretive transactions and commercial agreements. This included our acquisition of Durango Permian, LLC (“Durango Permian”), a 15-year gas gathering and processing agreement in Eddy County, and the strategic connector pipeline (“ECCC pipeline”) between Kinetik’s Delaware North and Delaware South positions which all support significant future growth in New Mexico. We also acquired the compelling bolt-on Barilla Draw assets from Permian Resources and increased our equity interest in EPIC Crude Holdings, LP (“EPIC Crude”) to 27.5% ownership in a series of transactions that would support its continued growth and strengthen its financial profile.”

“We achieved significant milestones across our finance-related objectives. Apache exited its remaining ownership stake in the Company, nearly doubling Kinetik’s public float. And, we divested our 16% stake in the Gulf Coast Express pipeline to primarily fund the previously announced $1 billion of transactions that furthered our expansion into New Mexico. Upon closing, we reduced Leverage1,3 below our Leverage Target to 3.4x. With the backdrop of strength and visibility in our business in 2025 and beyond, we increased our cash dividend by 4%, accelerating our return of capital to shareholders for the first time as a company.”

“We reported record full year 2024 Adjusted EBITDA1 growth of 16% year-over-year to $971.1 million, while continuing our cost discipline with 2024 Capital Expenditures2 of $264.5 million, below the low end of the full year guidance range. In the fourth quarter, results were temporarily impacted by unexpected events in November that resulted in a $15 million headwind. In November, the average gas daily price at Waha was negative $1.40/Mmbtu for the first 15 days due to scheduled maintenance on several intrastate gas pipelines, including Permian Highway Pipeline. Negative prices led Apache to curtail Alpine High existing volumes in November before fully reinstating those volumes in the beginning of December. Unlike prior months in 2024, Kinetik was fully exposed to lost Gross Margin from production curtailments since we did not have marketing gains from our now balanced Gulf Coast transport capacity position which was previously a net long position. Additionally, several of our Texas processing plants were operating in ethane rejection for maintenance work and commissioning activities. This created equity residue gas exposure at Waha, further negatively impacting Gross Margin. We have since implemented additional new processes and measures to manage this risk going forward.”

Welch continued, “I am incredibly proud of what our team has accomplished. Since closing the merger in February 2022, we have a demonstrated track record of compound annual double-digit Adjusted EBITDA1 growth and expect to continue such growth levels in 2025.”
2025 Guidance

Kinetik estimates full year 2025 Adjusted EBITDA1 between $1.09 billion and $1.15 billion. The midpoint of the 2025 Guidance implies Adjusted EBITDA1 growth of 15% year-over-year.

Adjusted EBITDA1 Guidance assumptions include:
•Approximately 20% growth year-over-year in gas processed volumes across the system and the start-up of Kings Landing at the end of June 2025;
•Approximately 83% of gross profit from fixed-fee contracts;
•2025 average annual commodity prices of approximately $71 per barrel for WTI, $3.77 per Mmbtu for Houston Ship Channel natural gas, and $0.65 per gallon for natural gas liquids (market forward prices as of February 20, 2025); and
•Gross profit directly sourced from unhedged commodity prices represents approximately 4% of total gross profit.

The Company also expects that its fourth quarter 2025 annualized Adjusted EBITDA1,4 will exceed $1.2 billion. That expected financial performance will position the Company well in 2026.

Kinetik estimates aggregate 2025 Capital to be between $450 million and $540 million, including up to $75 million of contingent consideration to Morgan Stanley Energy Partners, the previous owner of Durango Permian.

Capital guidance assumptions include:
•Remaining Capital Expenditures2 to complete Kings Landing, construction of the ECCC pipeline, continued build out of the low- and high-pressure gathering system in Eddy County, New Mexico, integration of the Barilla Draw assets, pre-FID work for Kings Landing Cryo II, and all other planned growth and maintenance capital across the existing Texas and New Mexico systems; and
•Reflects current market steel prices.

Financial
a.Achieved 2024 annual net income of $244.2 million and record Adjusted EBITDA1 of $971.1 million.
b.Reported full year and fourth quarter 2024 Capital Expenditures2 of $264.5 million and $107.2 million, respectively.
c.Exited the fourth quarter with a Leverage Ratio1,3 per the Company’s Revolving Credit Agreement of 3.4x and a Net Debt to Adjusted EBITDA Ratio1,5 of 3.6x.

Selected Key 2024 Metrics:

	Three Months Ended December 31,	Twelve Months Ended December 31,
	2024	2024

	(In thousands, except ratios and share data)
Net income including non-controlling interest[6]	$16,224	$244,233
Adjusted EBITDA[1]	$237,474	$971,118
Distributable Cash Flow[1]	$155,440	$657,014
Dividend Coverage Ratio[1,7]	1.3x	1.4x
Capital Expenditures[2]	$107,185	$264,535
Free Cash Flow[1]	$32,479	$410,133
Leverage Ratio[1,3]		3.4x
Net Debt to Adjusted EBITDA Ratio[1,5]		3.6x
Common stock issued and outstanding[8]		157,712,645

	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

	(In thousands)
Net Debt[1,9]	$3,526,594	$3,436,562	$3,423,251	$3,537,244
Operational and Construction
a.Integration of the Barilla Draw assets is underway following the close of the acquisition.
b.Construction on the 220 Mmcf/d Kings Landing Complex in Eddy County, New Mexico continues.
c.Gathering services commenced in December 2024 on the low- and high-pressure gas gathering and processing project in Eddy County, New Mexico. Processing services will begin with the start-up of Kings Landing.
d.Pipeline procurement and the right of way approval process commenced for the ECCC pipeline with construction expected to begin in the second half of 2025 and in-service in the first quarter of 2026.
New Developments
a.Continuing regulatory and development work on Kings Landing Cryo II while also advancing commercial arrangements with producer customers.
b.Exploring a joint venture for a behind-the-meter greenfield large-scale gas-fired power generation facility and distribution network in Reeves County, Texas to reduce ongoing electricity costs and capitalize on persistent, expected Waha natural gas price volatility. This project could reach a Final Investment Decision in 2025.
Governance
a.Following the announcement of Todd Carpenter’s retirement in September 2024 and subsequent search for his replacement, Kinetik has promoted Lindsay Ellis to General Counsel, Chief Compliance Officer, and Corporate Secretary. Ms. Ellis previously served as Vice President, Deputy General Counsel.
b.Karen Putterman was appointed to the Board of Directors, replacing Elizabeth Cordia. Ms. Putterman currently serves as a Managing Director for Blackstone.
c.Granted 2024 employee-wide performance bonuses in Kinetik Class A Common Stock, which further creates alignment with our shareholders.
Upcoming Tour Dates

Kinetik plans to participate at the following upcoming conferences and events:
a.Morgan Stanley Energy & Power Conference in New York City on March 5th
b.Barclays Industrial Energy & Infrastructure Corporate Access Day in New York City on March 5th
c.Bank of America Spring Energy Summit in Houston on March 26th
d.USCA Midstream Corporate Access Day in Houston on April 1st
e.Wolfe Energy Corporate Access Day in Houston on April 2nd
Investor Presentation
An updated investor presentation will be available under Events and Presentations in the Investors section of the Company’s website at www.ir.kinetik.com.
Conference Call and Webcast
Kinetik will host its fourth quarter 2024 results conference call on Thursday, February 27, 2025 at 8:00 am Central Standard Time (9:00 am Eastern Standard Time) to discuss fourth quarter results. To access a live webcast of the conference call, please visit the Investor Relations section of Kinetik’s website at www.ir.kinetik.com. A replay of the conference call will also be available on the website following the call.
About Kinetik Holdings Inc.
Kinetik is a fully integrated, pure-play, Permian-to-Gulf Coast midstream C-corporation operating in the Delaware Basin. Kinetik is headquartered in Midland, Texas and has a significant presence in Houston, Texas. Kinetik provides comprehensive gathering, transportation, compression, processing and treating services for companies that produce natural gas, natural gas liquids, crude oil and water. Kinetik posts announcements, operational updates, investor information and press releases on its website, www.kinetik.com.
Contacts
Kinetik Investors:
Alex Durkee
(713) 574-4743
investors@kinetik.com
Forward-looking statements
This news release includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “seeks,” “possible,” “potential,” “predict,” “project,” “prospects,” “guidance,” “outlook,” “should,” “would,” “will,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements include, but are not limited to, statements about the Company’s future business strategy and other plans, expectations, and objectives for the Company’s operations, including statements about strategy, synergies, sustainability goals and initiatives, portfolio monetization opportunities, expansion projects and future operations, and financial guidance; estimates of future operational and financial results; the Company’s return of capital program; projected dividend amounts and the timing thereof and the Company’s leverage and financial profile. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. See Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2024 to be filed with the SEC. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement whether as a result of new information, future development, or otherwise, except as may be required by law.
Additional information
Additional information follows, including a reconciliation of Adjusted EBITDA, Distributable Cash Flow, Free Cash Flow, and Net Debt (non-GAAP financial measures) to the GAAP measures.
Non-GAAP financial measures
Kinetik’s financial information includes information prepared in conformity with generally accepted accounting principles (GAAP) as well as non-GAAP financial information. It is management’s intent to provide non-GAAP financial information to enhance understanding of our consolidated financial information as prepared in accordance with GAAP. Adjusted EBITDA, Distributable Cash Flow, Free Cash Flow, Dividend Coverage Ratio, Net Debt and Leverage Ratio are non-GAAP measures. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated. See “Reconciliation of GAAP to Non-GAAP Measures” elsewhere in this news release. This news release also includes certain forward-looking non-GAAP financial information. Reconciliations of these forward-looking non-GAAP measures to their most directly comparable GAAP measure are not available without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various reconciling items that would impact the most directly comparable forward-looking GAAP financial measure, that have not yet occurred, are out of Kinetik’s control and/or cannot be reasonably predicted. Accordingly, such reconciliation is excluded from this new release. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
1.A non-GAAP financial measure. See “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Measures” for further details.
2.Net of contributions in aid of construction and returns of invested capital from unconsolidated affiliates.
3.Leverage Ratio is total debt less cash and cash equivalents divided by last twelve months Adjusted EBITDA, calculated in the Company’s credit agreement. The calculation includes EBITDA Adjustments for Qualified Projects, Acquisitions and Divestitures.
4.A reconciliation of expected full year or annualized fourth quarter 2025 Adjusted EBITDA to net income (loss), the closest GAAP financial measure, cannot be provided without unreasonable efforts due to the inherent difficulty in quantifying certain amounts, including share-based compensation expense, which is affected by factors including future personnel needs and the future prices of our Class A Common Stock, which may be significant.
5.Net Debt to Adjusted EBITDA Ratio is defined as Net Debt divided by last twelve months Adjusted EBITDA.
6.Net income including noncontrolling interest for the three and twelve months ended December 31, 2023 was $267.4 million and $386.5 million, respectively.
7.Dividend Coverage Ratio is Distributable Cash Flow divided by total declared dividends of $123.1 million and $479.4 million for the three and twelve months ended December 31, 2024.
8.Issued and outstanding shares of 157,712,645 is the sum of 59,929,611 shares of Class A common stock and 97,783,034 shares of Class C common stock. Excludes 7,680,492 shares of Class C common stock to be issued on July 1, 2025 in connection with the Durango Permian acquisition.
9.Net Debt is defined as total current and long-term debt, excluding deferred financing costs, less cash and cash equivalents.

KINETIK HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023

	(In thousands, except per share data)
Operating revenues:
Service revenue	$106,290	$107,426	$408,000	$417,751
Product revenue	275,894	235,876	1,062,986	822,410
Other revenue	3,532	5,566	11,943	16,251
Total operating revenues	385,716	348,868	1,482,929	1,256,412
Operating costs and expenses:
Costs of sales (exclusive of depreciation and amortization shown separately below)(1)	175,832	141,621	620,618	515,721
Operating expenses	52,692	42,716	195,970	161,520
Ad valorem taxes	6,314	6,668	24,714	21,622
General and administrative expenses	39,311	24,775	134,157	97,906
Depreciation and amortization	87,947	72,715	324,197	280,986
(Gain) loss on disposal of assets, net	(50)	4,236	4,040	19,402
Total operating costs and expenses	362,046	292,731	1,303,696	1,097,157
Operating income	23,670	56,137	179,233	159,255
Other income (expense):
Interest and other income	530	379	2,802	2,004
Loss on debt extinguishment	—	(1,876)	(525)	(1,876)
Gain on sale of equity method investment	(35)	—	89,802	—
Interest expense	(49,690)	(75,411)	(217,235)	(205,854)
Equity in earnings of unconsolidated affiliates	43,523	53,187	213,191	200,015
Total other (expense) income, net	(5,672)	(23,721)	88,035	(5,711)
Income before income taxes	17,998	32,416	267,268	153,544
Income tax expense (benefit)	1,774	(234,938)	23,035	(232,908)
Net income including non-controlling interests	16,224	267,354	244,233	386,452
Net income attributable to Common Unit limited partners	10,715	19,942	164,219	97,010
Net income attributable to Class A Common Shareholders	$5,509	$247,412	$80,014	$289,442

Net income attributable to Class A Common Shareholders, per share
Basic	$0.01	$4.37	$1.03	$5.25
Diluted	$0.01	$1.75	$1.02	$2.52
Weighted average shares
Basic	59,783	55,655	59,284	51,823
Diluted	60,551	149,890	60,115	146,197
(1) Cost of sales (exclusive of depreciation and amortization) is net of gas service revenues totaling $219.7 million and $148.3 million for the years ended December 31, 2024 and 2023, respectively, for certain volumes where we act as principal.

KINETIK HOLDINGS INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023

Net Income Including Non-controlling Interests to Adjusted EBITDA	(In thousands)
Net income including non-controlling interests (GAAP)	$16,224	$267,354	$244,233	$386,452
Add back:
Interest expense	49,690	75,411	217,235	205,854
Income tax expense (benefit)	1,774	(234,938)	23,035	(232,908)
Depreciation and amortization expenses	87,947	72,715	324,197	280,986
Amortization of contract costs	1,656	1,655	6,621	6,620
Proportionate EBITDA from unconsolidated affiliates	84,113	81,139	346,666	306,072
Share-based compensation	23,668	12,642	76,536	55,983
(Gain) loss on disposal of assets	(50)	4,236	4,040	19,402
Loss on debt extinguishment	—	1,876	525	1,876
Commodity hedging unrealized loss	12,722	—	10,788	—
Contingent liability fair value adjustment	(1,200)	—	200	—
Integration costs	735	30	5,826	1,015
Acquisition transaction costs	558	—	4,096	648
Other one-time cost and amortization	3,655	4,356	12,101	11,901
Deduct:
Interest income	530	363	1,988	677
Warrant valuation adjustment	—	14	—	88
Commodity hedging unrealized gain	—	4,907	—	4,291
(Loss) gain on sale of equity method investment	(35)	—	89,802	—
Equity income from unconsolidated affiliates	43,523	53,187	213,191	200,015
Adjusted EBITDA(1) (non-GAAP)	$237,474	$228,005	$971,118	$838,830

Distributable Cash Flow (2)
Adjusted EBITDA (non-GAAP)	$237,474	$228,005	$971,118	$838,830
Proportionate EBITDA from unconsolidated affiliates	(84,113)	(81,139)	(346,666)	(306,072)
Returns on invested capital from unconsolidated affiliates	66,322	66,599	289,992	272,490
Interest expense	(49,690)	(75,411)	(217,235)	(205,854)
Unrealized (gain) loss on interest rate derivatives	(3,102)	22,862	(333)	(4,619)
Maintenance capital expenditures	(11,451)	(11,203)	(39,862)	(26,268)
Distributable cash flow (non-GAAP)	$155,440	$149,713	$657,014	$568,507

Free Cash Flow (3)
Distributable cash flow (non-GAAP)	$155,440	$149,713	$657,014	$568,507
Cash interest adjustment	(25,042)	10,726	(27,036)	2,773
Realized gain on interest rate derivatives	1,251	4,736	13,149	11,818
Growth capital expenditures	(97,437)	(56,231)	(227,690)	(296,872)
Capitalized interest	(3,436)	(4,495)	(8,321)	(18,270)
Investments in unconsolidated affiliates	—	(32,822)	(3,273)	(226,947)
Returns of invested capital from unconsolidated affiliates	1,270	886	4,059	6,679
Contributions in aid of construction	433	4,404	2,231	12,243
Free cash flow (non-GAAP)	$32,479	$76,917	$410,133	$59,931

KINETIK HOLDINGS INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)

	Twelve Months Ended December 31,
	2024	2023

	(In thousands)
Reconciliation of net cash provided by operating activities to Adjusted EBITDA
Net cash provided by operating activities	$637,346	$584,480
Net changes in operating assets and liabilities	43,401	4,057
Interest expense	217,235	205,854
Amortization of deferred financing costs	(7,438)	(6,194)
Current income tax expense	3,532	492
Returns on invested capital from unconsolidated affiliates	(289,992)	(272,490)
Proportionate EBITDA from unconsolidated affiliates	346,666	306,072
Derivative fair value adjustment and settlement	(10,455)	7,963
Commodity hedging unrealized loss (gain)	10,788	(4,291)
Interest income	(1,988)	(677)
Integration costs	5,826	1,015
Acquisition transaction costs	4,096	648
Other one-time cost or amortization	12,101	11,901
Adjusted EBITDA(1) (non-GAAP)	$971,118	$838,830

Distributable Cash Flow(2)
Adjusted EBITDA (non-GAAP)	$971,118	$838,830
Proportionate EBITDA from unconsolidated affiliates	(346,666)	(306,072)
Returns on invested capital from unconsolidated affiliates	289,992	272,490
Interest expense	(217,235)	(205,854)
Unrealized gain on interest rate derivatives	(333)	(4,619)
Maintenance capital expenditures	(39,862)	(26,268)
Distributable cash flow (non-GAAP)	$657,014	$568,507

Free Cash Flow(3)
Distributable cash flow (non-GAAP)	$657,014	$568,507
Cash interest adjustment	(27,036)	2,773
Realized gain on interest rate swaps	13,149	11,818
Growth capital expenditures	(227,690)	(296,872)
Capitalized interest	(8,321)	(18,270)
Investments in unconsolidated affiliates	(3,273)	(226,947)
Returns of invested capital from unconsolidated affiliates	4,059	6,679
Contributions in aid of construction	2,231	12,243
Free cash flow (non-GAAP)	$410,133	$59,931

KINETIK HOLDINGS INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)

	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Net Debt(4)	(In thousands)
Short-term debt	$140,200	$150,000	$148,800	$—
Long-term debt, net	3,363,996	3,279,689	3,258,403	3,517,115
Plus: Debt issuance costs, net	26,174	27,311	28,597	29,885
Total debt	3,530,370	3,457,000	3,435,800	3,547,000
Less: Cash and cash equivalents	3,606	20,438	12,549	9,756
Net debt (non-GAAP)	$3,526,594	$3,436,562	$3,423,251	$3,537,244
(1) Adjusted EBITDA is defined as net income including noncontrolling interests adjusted for interest, taxes, depreciation and amortization, gain or loss on disposal of assets and debt extinguishment, the proportionate EBITDA from our EMI pipelines, equity income and gain from sale of investments recorded using the equity method, share-based compensation expense, noncash increases and decreases related to hedging activities, fair value adjustments for contingent liabilities, integration and transaction costs and extraordinary losses and unusual or non-recurring charges. Adjusted EBITDA provides a basis for comparison of our business operations between current, past and future periods by excluding items that we do not believe are indicative of our core operating performance. Adjusted EBITDA should not be considered as an alternative to the GAAP measure of net income including non-controlling interests or any other measure of financial performance presented in accordance with GAAP.
(2) Distributable Cash Flow is defined as Adjusted EBITDA, adjusted for the proportionate EBITDA from unconsolidated affiliates, returns on invested capital from unconsolidated affiliates, interest expense, net of amounts capitalized, unrealized gains or losses on interest rate derivatives and maintenance capital expenditures. Distributable Cash Flow should not be considered as an alternative to the GAAP measure of net income including non-controlling interests or any other measure of financial performance presented in accordance with GAAP. We believe that Distributable Cash Flow is a useful measure to compare cash generation performance from period to period and to compare the cash generation performance for specific periods to the amount of cash dividends we make.
(3) Free Cash Flow is defined as Distributable Cash Flow adjusted for growth capital expenditures, investments in unconsolidated affiliates, returns of invested capital from unconsolidated affiliates, cash interest, capitalized interest, realized gains or losses on interest rate derivatives and contributions in aid of construction. Free Cash flow should not be considered as an alternative to the GAAP measure of net income including non-controlling interests or any other measure of financial performance presented in accordance with GAAP. We believe that Free Cash Flow is a useful performance measure to compare cash generation performance from period to period and to compare the cash generation performance for specific periods to the amount of cash dividends that we make.
(4) Net Debt is defined as total short-term and long-term debt, excluding deferred financing costs, premiums and discounts, less cash and cash equivalents. Net Debt illustrates our total debt position less cash on hand that could be utilized to pay down debt at the balance sheet date. Net Debt should not be considered as an alternative to the GAAP measure of total long-term debt, or any other measure of financial performance presented in accordance with GAAP.